EXHIBIT 10.15


                                                  February 15, 2000


Mr. Tim Nolan
17 Greenbriar Circle
Newtown, PA 18940

Dear Tim:

I am very pleased to offer you a position at Cybear, Inc. ("Cybear"), an affiliate of Andrx Corporation ("Andrx" and collectively with Cybear, the "Company"), upon the following terms:

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(1)      Position:                  President and Chief Operating Officer of Cybear

(2)      Reporting to:              Alan P. Cohen, Co-Chairman & Chief Executive Officer of Andrx

(3)      Annual Salary:             $400,000

(4)      Bonus:                     $150,000 per annum target, at the discretion of the Andrx Chief Executive
                                    Officer

(5)      Stock Options:             Options to acquire 300,000 shares of Cybear stock (with you waiving any conversion premium that may result from the closing of the tracker stock transaction) and 75,000 shares of Andrx common stock, at exercise price as of date of grant by Compensation Committees of Board of Directors of Andrx and
                                    Cybear, with 20% of said options vesting immediately and the balance vesting in equal increments on the 1st, 2nd, 3rd and 4th anniversary of the date you assume your position.

(6)      Termination:               In the event (i) your employment with the Company or any successor entity is terminated at any time without "cause" or (ii) during the one year period after a "change of control" of Cybear you voluntarily terminate your employment for "good reason", then you shall be entitled to (i) $500,000 payable within thirty (30) days of your termination of employment, and (ii)
                                    the immediate vesting of all of the unvested foregoing Cybear and Andrx stock options.
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                                    For the foregoing purposes, (i) a change in control shall be deemed to have occurred if there occurs a "change of control" as defined in the rules promulgated under the Securities Exchange Act of 1934 (the Act); when any person or group as that term is defined in the Act, becomes beneficial owner directly or indirectly of securities of forty percent (40%) or more in voting power or a majority of the Board of Directors has changed within two years after the acquisition took place; provided, however, (i) the acquisition of
                                    Cybear stock by Andrx as part of the tracking stock transaction shall not be deemed a change of control; (ii) "cause" shall mean (x) the commission of a criminal act by you; (y) gross negligence, gross malfeasance or gross misconduct by you in the performance of your job; (z) a material breach by you of your Confidentiality and Non-Competition Agreement; and (iii) "good reason"
                                    shall mean any decrease in your compensation or value of benefits without
                                    "cause"; any change in your job responsibilities or reporting requirements without "cause"; or any change in your work location that is outside of a fifty
                                    (50) mile radius of your work location at the time of the change in control, and you are not offered an executive position at Andrx for at least the same pay and benefits.

(7)      Deferred Pay:              We understand that you will be leaving an executive position that presently offers you a larger annual salary and greater bonus potential than we are.
                                    Accordingly, within 30 days of the "determination date", the Company will provide you with a total deferred cash compensation payment of $700,000 minus the "additional value".  For this purpose, (i) "determination date" shall mean the earlier of (x) the end of your fourth anniversary of employment by the
                                    Company, or (y) at the time of your separation, if you are terminated without cause from the Company or you leave for good reason, as those terms are defined above, and (ii) "additional value" shall mean the cumulative amount you received or are then entitled to receive as a result of your employment by the Company, excluding the above noted salary and bonus and increases thereof and the benefits specified below.

(8)      Benefits:                  You will receive all benefits comparable to the executive employees of Andrx, including without limitation, the following:  401(k) plan, group medical, dental and life insurance plans, medical insurance plan (beginning the first day of the month after you join us) and certain other benefits.  Benefits also include the reimbursement of reasonable properly authorized expenses incurred in connection with the performance of duties.
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(9)      Car Allowance:             $7,200 per annum.

(10)     Relocation:                Cybear shall reimburse your reasonable relocation expenses.
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                  You have explained and represented to me that you believe that your employment by Cybear and the performance of your duties will not violate the terms of any non-compete or other agreements to which you are a party. In the event, however, your duties or expected duties with Cybear would violate the non-compete or other obligations that you have, Andrx agrees to employ you in an alternative executive position with Andrx, subject to the same compensation terms and benefits as those set forth above. Moreover, as your position will give you access to information which Andrx keeps confidential, your execution of the attached Confidentiality and Non-Competition Agreement will be a condition of your employment.

                  I am sure that you will find the environment at the Company both stimulating and rewarding and we look forward to your joining us. Should you have any questions, please feel free to call me.

                  Please signify your acceptance of this offer by signing a copy of this letter where indicated below and returning that copy to me by either fax (at 954-792-1034) or by mail as soon as possible.

                                   Sincerely,

                                   /s/ ALAN P. COHEN
                                   --------------------------------------
                                   Alan P. Cohen
                                   Co-Chairman & Chief Executive Officer

AGREED TO AND ACCEPTED ON
THIS ____ DAY OF FEBRUARY, 2000

/s/ TIMOTHY E. NOLAN
---------------------------------
Timothy E. Nolan

cc:      Scott Lodin